UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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VAXART, INC.

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Vaxart Addresses Frequently Asked Questions on Reverse Stock Split Proposal in Definitive Proxy Statement

Company Urges Stockholders to Vote FOR Reverse Stock Split Proposal at Upcoming Annual Meeting to avoid Nasdaq delisting

SOUTH SAN FRANCISCO, Calif., May 12, 2025 — Vaxart, Inc. (Nasdaq: VXRT) today addresses frequently asked stockholder questions regarding a reverse stock split proposal at the Company’s Annual Meeting taking place on Wednesday, May 21, 2025, to regain Nasdaq compliance.

1)	Why is Vaxart proposing a reverse stock split?

a.

Vaxart is at risk of being delisted from Nasdaq since the Company’s share price is not in compliance with their minimum $1.00 bid price requirement. A reverse split of the Company’s common stock enables Vaxart to regain compliance and helps to ensure that the Company’s common stock can remain listed on Nasdaq.

2)	Will the Reverse Stock Split change the value of my investment?

a.

No. The reverse stock split does not impact the aggregate value of a stockholder’s investment or percentage ownership interest in the Company, except with respect to the treatment of fractional shares. Stockholders will own fewer shares at an anticipated higher price per share.

3)	Will the Reverse Stock Split cause dilution in Vaxart’s stock?

a.	No. The reverse split only causes a change for all issued shares of Vaxart’s common stock uniformly.

4)	Why is the proposed Reverse Stock Split ratio of not less than 1-for-5 and not more than 1-for-50 so wide?

a.

Since the closing per share stock price was $0.42 as of Friday, May 9, 2025, the Company has no present intention of effecting a reverse stock split as high as 1:50. The board of directors intends to select a ratio for the reverse stock split only high enough as it deems necessary to resolve the Nasdaq deficiency. Of course, Vaxart prefers the requirement to be satisfied through appreciation of Vaxart’s stock price and, if our stock closes above $1.00 in the timeframe required and continues trading above $1.00, the board of directors may decide not to effect the reverse stock split even if it has been approved.

5)	Can Vaxart institute a share repurchase program instead?

a.

Since we are not currently a profitable company, we believe that instituting a share repurchase program would not be a prudent use of capital at this time. Funds from the Project NextGen award are directly used only for costs related to our Phase 2b COVID-19 clinical trial.

6)	Can the Company continue trading on Nasdaq without executing a reverse stock split?

a.	It is unlikely that the Company will continue trading on Nasdaq without a reverse stock split unless there is a sudden change in the stock price above $1.00 to regain compliance.

7)	What are the anticipated benefits of the reverse stock split for Vaxart and its stockholders?

a.

There are many benefits of the reverse stock split: 1) It is anticipated to maintain our Nasdaq listing, which is the primary driver behind the proposed reverse stock split; 2) It potentially increases our market visibility that may broaden our investor appeal; and 3) It potentially enhances our long-term value since the result will likely increase trading volume and facilitate future financing opportunities, which are critical to advancing our important work.

8)	Have any independent proxy advisory firms weighed in on the reverse stock split proposal?

a.

Yes. In addition to Vaxart’s board of directors unanimously recommending stockholders vote “FOR” the reverse stock split proposal, both of the leading independent proxy advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis, recommend Vaxart’s stockholders support this important proposal. In making their recommendations, ISS and Glass Lewis cite the current risk of Vaxart being delisted from Nasdaq.

9)	Are there other options to increase the share price?

a.

Yes. We continue to pursue numerous options to enhance stockholder value, but currently a reverse stock split is often the most direct and immediate way to address low share price issues and meet listing requirements. Organic price appreciation depends on, among other things, positive clinical trial results, regulatory progress, and market sentiment, which can be less predictable and take more time. A reverse stock split provides us with a necessary foundation to attract a wider investor base and potentially benefit from future positive developments.

10)	Will the reverse stock split change the fundamental value of Vaxart?

a.

No. A reverse stock split is a numerical adjustment to the number of outstanding shares and, consequently, the price per share. It does not inherently change the underlying business operations, assets, or potential of Vaxart. For example, if you own 100 shares at $1.00 each (total value $100) and there is a 1-for-10 reverse stock split, you would own 10 shares at an anticipated $10.00 each (still a total value of $100), excluding any potential market reactions. The goal is to create a share price that maintains our Nasdaq listing, makes us more attractive to a broader range of investors, and positions us for future growth.

11)	Would Vaxart be better off trading on the OTC?

a.

No. If our common stock is delisted from Nasdaq, this could adversely affect the value of the securities that you hold and our trading volume, making it more difficult to buy and sell our securities. Trading on the OTC means significantly lower visibility, limiting our access to the larger pool of capital available on major exchanges. Crucially, many institutional investors have mandates that restrict or outright prohibit them from investing in OTC-listed companies due to the perceived higher risk, lower liquidity, and less stringent regulatory requirements. Furthermore, we anticipate that a delisting could lead to a cessation of research coverage by financial analysts. This lack of research coverage would reduce market visibility and potentially negatively impact investor sentiment and understanding of our value proposition.

12)	How does the reverse stock split fit into the Company's overall strategy?

a.

A reverse stock split is not an option that Vaxart prefers; however, we believe it is in the best interest of the Company and stockholders to maintain our Nasdaq listing. Maintaining our listing on Nasdaq listing is essential in supporting the Company's overall strategy of progressing its clinical stage programs for COVID-19 and norovirus while continuing to advance its promising preclinical pipeline

13)	Does management stand to benefit from stockholders approving the reverse stock split?

a.	No. Management equity is adjusted accordingly. In fact, management has also suffered losses related to the Company’s share price decline.

14)	Will Vaxart pursue non-dilutive funding or partnership options?

a.

Vaxart has already obtained significant non-dilutive funding in the form of its BARDA award as well as a smaller award from the Gates Foundation. Vaxart will continue to explore both business development partnerships and non-dilutive funding options. While the Company has held many productive meetings to date, more time and/or more data is needed to advance these discussions further.

15)	Can I change my vote after submitting my proxy?

a.

Stockholders may change their vote at any time prior to the meeting. Your latest proxy card or other proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank. Refer to the proxy statement for the annual meeting for additional details.

If you have any questions or need assistance with voting, please contact Vaxart’s proxy solicitation firm:

Campaign Management, LLC

Toll-Free: 1-855-264-1527

Email: info@campaign-mgmt.com

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections, concerning our business, operations, and financial performance and condition as well as our plans, objectives, and expectations for business operations, funding, financial performance and condition, and regaining compliance with the Nasdaq minimum bid price requirement. Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. You can identify these statements by words such as “anticipate,” “assume,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or development and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this press release may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described under “Item 1A - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and any risk factors disclosed in any subsequent Quarterly Reports on Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this press release. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this press release.

Participants in the Solicitation

The Company and its directors, executive officers, and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the business to be conducted at the annual meeting of stockholders. Investors and security holders may obtain more detailed information regarding the names, affiliations, and interests of the Company's directors and executive officers in the definitive proxy statement filed in connection with the annual meeting of stockholders as well as the Company’s other filings with the U.S. Securities and Exchange Commission (the “SEC”), all of which may be obtained free of charge at the website maintained by the SEC at www.sec.gov.

Contact

Vaxart Media and Investor Relations

Matt Steinberg

FINN Partners

IR@vaxart.com

(646) 871-8481